EXHIBIT 11
EAGLE BANCSHARES, INC.

Statement re: Computation of per share earnings

     Below is a reconciliation for the three-month periods ended December 31, 2001 and 2000, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

COMPUTATION OF PER SHARE EARNINGS

	Three Months Ended

(dollars in thousands except per share data)	December 31, 2001	December 31, 2000

Basic
Net income (loss)	$1,780	$(1,250)

Average common shares	5,664	5,637

Earnings (loss) per common share – basic	$0.31	$(0.22)

Diluted
Net income (loss)	$1,780	$(1,250)

Average common shares – basic	5,664	5,637
Incremental shares outstanding	41	— (1)

Average common shares – diluted	5,705	5,637

Earnings (loss) per common share – diluted	$0.31	$(0.22)

(1)	Shares excluded due to loss position, 28.

     Below is a reconciliation for the nine-month periods ended December 31, 2001 and 2000, of the difference between average basic common shares outstanding and average diluted common shares outstanding.

(dollars in thousands except per share data)	Nine Months Ended

	December 31, 2001	December 31, 2000

Basic
Net income	$5,056	$1,892

Average common shares	5,658	5,637

Earnings per common share – basic	$0.89	$0.34

Diluted
Net income	$5,056	$1,892

Average common shares – basic	5,658	5,637
Incremental shares outstanding	43	39

Average common shares – diluted	5,701	5,676

Earnings per common share – diluted	$0.89	$0.33

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